Exhibit 4.51

CEMEX Finance LLC

U.S.$500,000,000

9.50% SENIOR SECURED NOTES DUE 2016

PURCHASE AGREEMENT

January 13, 2010

Banc of America Securities LLC

Barclays Capital Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities Inc.

As Representatives of the Initial Purchasers

c/o Banc of America Securities LLC

One Bryant Park

New York, New York, 10036

Ladies and Gentlemen:

CEMEX Finance LLC, a Delaware limited liability company (the “Issuer”), an indirect subsidiary of CEMEX, S.A.B. de C.V., a publicly traded stock corporation with variable capital (sociedad anónima bursátil de capital variable) organized under the laws of Mexico (the “Company”), proposes to issue and sell to the several parties named in Schedule I hereto (the “Initial Purchasers”), for whom you (the “Representatives”) are acting as representatives, U.S.$500,000,000 principal amount of its 9.50% Senior Secured Notes due 2016 (the “Securities”). The Securities will be unconditionally guaranteed (the “Guarantees”) by each of (i) the Company, CEMEX México, S.A. de C.V., Empresas Tolteca de México, S.A. de C.V. and CEMEX Concretos, S.A. de C.V. (collectively, the “Mexican Note Guarantors”), (ii) New Sunward Holding B.V. (“New Sunward”), (iii) CEMEX España, S.A. (“CEMEX España”); and (iv) CEMEX Corp. (the “U.S. Note Guarantor” and together with the Mexican Note Guarantors, CEMEX España and New Sunward, the “Note Guarantors”), and are to be issued under an indenture dated as of December 14, 2009 (as supplemented by the supplemental indenture no. 1 to be dated as of the Closing Date, the “Indenture”), among the Issuer, the Note Guarantors and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”). To the extent there are no additional parties listed on Schedule I other than you, the term Representatives as used herein shall mean you as the Initial Purchasers, and the terms Representatives and Initial Purchasers shall mean either the singular or plural as the context requires. The use of the neuter in this Agreement shall include the feminine and masculine wherever appropriate. Certain terms used herein are defined in Section 25 hereof.

The Securities will be secured in accordance with the terms of the Intercreditor Agreement, by a first-priority security interest in the Collateral, but holding a Security will not grant its holders the right to direct the foreclosure or the right to foreclose on the Collateral.

The sale of the Securities to the Initial Purchasers will be made without registration of the Securities under the Act in reliance upon exemptions from the registration requirements of the Act.

In connection with the sale of the Securities, the Company has prepared a preliminary supplement to offering memorandum dated as of the date hereof (as amended or supplemented at the date hereof, including any and all exhibits thereto (including the final offering memorandum dated as of December 9, 2009 (the “Base Offering Memorandum”) and any information incorporated by reference therein, the “Preliminary Memorandum”), and a final supplement to offering memorandum dated as of the date hereof (as amended or supplemented at the Execution Time, including any and all exhibits thereto (including the Base Offering Memorandum), and any information incorporated by reference therein, the “Final Memorandum”). Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Company and the Securities. The Company hereby confirms that it has authorized the use of the Disclosure Package, the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Securities by the Initial Purchasers. Unless stated to the contrary, any references herein to the terms “amend”, “amendment” or “supplement” with respect to the Disclosure Package, the Preliminary Memorandum and the Final Memorandum shall be deemed to refer to and include any information filed under the Exchange Act subsequent to the Execution Time that is incorporated by reference therein.

It is understood that on December 9, 2009, the Issuer entered into a purchase agreement (the “Original Purchase Agreement”) with the several initial purchasers hereunder providing for the sale by the Issuer of an aggregate of U.S.$1,250,000,000 principal amount of its 9.50% Senior Secured Notes due 2016 (the “Original Securities”). In connection with the sale of the Original Securities, the Company prepared a preliminary offering memorandum dated as of December 1, 2009 (the “December Preliminary Memorandum”), and the Base Offering Memorandum. The Original Securities share in the Collateral and benefit from the same guarantees as the Securities.

It is further understood that on December 9, 2009, the Issuer entered into a purchase agreement (the “Euro Purchase Agreement”) with the several initial purchasers thereunder providing for the sale by the Issuer of an aggregate of € 350,000,000 principal amount of its 9.625% Senior Secured Notes due 2017 (the “Euro Denominated Securities”). In connection with the sale of the Euro Denominated Securities, the Company prepared a preliminary offering memorandum, dated December 7, 2009, and a final offering memorandum, dated December 9, 2009, substantially in the same form as the December Preliminary Memorandum and the Base Offering Memorandum. The Euro Denominated Securities share in the Collateral and benefit from the same guarantees as the Securities.

1. Representations and Warranties. The Issuer represents and warrants to each Initial Purchaser as set forth below in this Section 1:

(a) The Preliminary Memorandum, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Execution Time and on the Closing Date the Final Memorandum did not and will not (and any amendment or supplement thereto, at the date thereof and at the Closing Date, will not) contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Issuer makes no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Issuer by or on behalf of the Initial Purchasers through the Representatives specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(b) The Disclosure Package, as of the Execution Time, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Issuer by any Initial Purchaser through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(c) None of the Issuer, any of the Note Guarantors or any person acting on its or their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, any security under circumstances that would require the registration of the Securities under the Act.

(d) None of the Issuer, any of the Note Guarantors or any person acting on its or their behalf has: (i) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities or (ii) engaged in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of the Issuer, the Note Guarantors and each person acting on its or their behalf has complied with the offering restrictions requirement of Regulation S.

(e) The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.

(f) No registration of the Securities under the Act is required for the offer and sale of the Securities to or by the Initial Purchasers in the manner contemplated herein, in the Disclosure Package and in the Final Memorandum.

(g) Neither the Issuer nor any of the Note Guarantors is, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Memorandum, will not be, an “investment company” as defined in the Investment Company Act.

(h) Neither the Issuer nor any of the Note Guarantors has paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Issuer or such Note Guarantor (except as contemplated in this Agreement).

(i) Neither the Issuer nor any of the Note Guarantors has taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Issuer or such Note Guarantor to facilitate the sale or resale of the Securities.

(j) The Issuer and each of the Note Guarantors have been duly organized and are validly existing and, if applicable, in good standing under the laws of the jurisdiction in which they are chartered or organized with power and authority to own or lease, as the case may be, and to operate their properties and conduct their businesses as described in the Disclosure Package and the Final Memorandum, and, if applicable, are duly qualified to do business as foreign corporations and are in good standing under the laws of each jurisdiction that requires such qualification or such person is subject to no material liability or disability by reason of the failure to be so qualified.

(k) All the outstanding shares of capital stock or other equity interests of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and, except as otherwise set forth in the Disclosure Package and the Final Memorandum, all outstanding shares of capital stock or other equity interests of the subsidiaries of the Company are owned directly or indirectly by the Company either directly or through wholly-owned and majority-owned subsidiaries, except as set forth in the Disclosure Package and the Final Memorandum, free and clear of any security interest, claim, lien or encumbrance; except for the security interest created under the Transaction Security Documents.

(l) (i) The statements in the Preliminary Memorandum and the Final Memorandum under the headings “Important Federal Tax Considerations” and “Description of Notes”; and (ii) the statements in the Preliminary Memorandum and the Final Memorandum under the heading “Recent Developments - Recent Developments Relating to Our Regulatory Matters and Legal Proceedings”, taken together with the statements in the Company’s annual report on Form 20-F for the year ended December 31, 2008 under the heading “Regulatory Matters and Legal Proceedings”, as updated by the statements in the Company’s report on Form 6-K, filed with the Commission on September 21, 2009 under the heading “Recent developments relating to our regulatory matters and legal proceedings”, in each case incorporated by reference therein; insofar as they purport to describe the provisions of the laws and documents referred to therein, fairly summarize the matters therein described in all material respects.

(m) This Agreement has been duly authorized, executed and delivered by the Issuer and each of the Note Guarantors; the Indenture, including the Guarantees provided for therein by each of the Note Guarantors, has been duly authorized by the Issuer and each of the Note Guarantors and, assuming due authorization, execution and delivery thereof by the Trustee, when executed and delivered by the Issuer and each of the Note Guarantors, will constitute a legal, valid, binding instrument enforceable against the Issuer and each of the Note Guarantors in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); and the Securities have been duly authorized, and, when executed, authenticated and issued in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers, will have been duly executed and delivered by the Issuer and will constitute the legal, valid and binding obligations of the Issuer entitled to the benefits of the Indenture (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

(n) As of the Closing Date, the Securities are duly secured by a first-priority security interest in the Collateral on an equal and ratable basis with (i) the indebtedness under the Financing Agreement, (ii) the Original Securities, (iii) the Euro Denominated Securities: and (iv) the notes (or similar instruments, including certificados bursátiles) outstanding on the date of the Financing Agreement which are not subject to the Financing Agreement but are required to be secured pursuant to their terms, but holding a Security will not grant its holders the right to direct the foreclosure or the right to foreclose on the Collateral.

(o) The shares that constitute the Collateral are fully paid and non assessable and not subject to any option to purchase or similar rights and are free and clear of any lien, pledge, security interest or encumbrance, except for the security interest created under the Transaction Security Documents. The constitutional documents of the companies whose shares are subject to the Collateral do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Collateral. There are no agreements in force which provide for the issue or allotment of, any share or loan capital of the Company or any of its subsidiaries (including any option or right of pre-emption or conversion) other than pre-emptive rights (i) arising under applicable law in favor of shareholders generally; and (ii) arising under any obligation in respect of any stock option plan, restricted stock plan or retirement plan which the Company or any of its subsidiaries customarily provides to its employees, consultants and directors.

(p) Under the Transaction Security Documents, the Collateral is granted over all the issued share capital in each of the Company and its subsidiaries whose shares are subject to the Collateral except:

(i)	in the case of CEMEX España:

(A)	0.3602% of the issued share capital, comprised of shares owned by subsidiaries of CEMEX España; and

(B)	0.1716% of the issues share capital, comprised of shares owned by persons that are not subsidiaries or affiliates of the Company;

(ii)	in the case of CEMEX Trademarks Holding Ltd., 0.4326% of the issues share capital, comprised of shares owned by CEMEX Inc.;

(iii)

in the case of each Mexican company whose shares are the subject to the Collateral (except in the case of CEMEX México, S.A. de C.V.), the single share held by a minority shareholder that is either the Company or any of its subsidiaries;

(iv)	in the case of CEMEX México, S.A. de C.V., 0.1245% of the issued share capital, comprised of shares owned by CEMEX, Inc.;

(v)

in the case of CEMEX Concretos, S.A. de C.V., 0.0357% of the issued share capital, comprised of shares owned by CEMEX, Inc. and 0.0131% of the issued share capital comprised of shares owned by third parties.

(q) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein or in the Indenture, except (i) such as may be required under the blue sky laws or other state securities laws of any jurisdiction in which the Securities are offered and sold and, (ii) for the approval of the Securities for listing on the Luxembourg Stock Exchange.

(r) None of the execution and delivery of this Agreement, the Indenture, the issuance and sale of the Securities, the Financing Agreement, and the Transaction Security Documents or the consummation of any other of the transactions herein or therein contemplated, or the fulfillment of the terms hereof or thereof will conflict with, or result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries (other than the Collateral), pursuant to (i) the organizational documents of the Company or any of its subsidiaries; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject (including the Financing Agreement, the Transaction Security Documents, the Original Purchase Agreement and the Euro Purchase Agreement); or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company’s or any of its subsidiaries’ properties, which conflict, breach, violation or imposition would, in the case of clauses (ii) and (iii) above, either individually or in the aggregate with all other conflicts, breaches, violations and impositions referred to in this paragraph (r) (if any), have (x) a Material Adverse Effect (as defined below) or (y) a material adverse effect upon the transactions contemplated herein or any Initial Purchaser.

(s) The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries included or incorporated by reference in the Disclosure Package and the Final Memorandum present fairly in all material respects the financial condition, results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates and for the periods indicated and have been prepared in conformity with Mexican FRS applied on a consistent basis throughout the periods involved (except as otherwise noted therein); the selected financial data set forth under the caption “Selected Financial Information” in the Preliminary Memorandum and the Final Memorandum fairly present, on the basis stated in the Preliminary Memorandum and the Final Memorandum, the information included therein.

(t) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or their respective property is pending or, to the best knowledge of the Issuer, threatened that (i) could reasonably be expected to have a material adverse effect on the performance of this Agreement, the Indenture, the Financing Agreement and the Transaction Security Documents or the consummation of any of the transactions contemplated hereby or thereby or (ii) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”), except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(u) Each of the Company and its subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted except (i) for such properties the loss of which would not reasonably be expected to result in a Material Adverse Effect and (ii) as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement).

(v) Neither the Company nor any of its subsidiaries is in violation or default of (i) any provision of its organizational documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject (including the Financing Agreement, the Transaction Security Documents, the Original Purchase Agreement and the Euro Purchase Agreement); or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, as applicable, except for such violations or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(w) KPMG Cárdenas Dosal, S.C., which has certified certain financial statements of the Company and its consolidated subsidiaries and delivered its report with respect to the audited consolidated financial statements and schedules included or incorporated by reference in the Disclosure Package and the Final Memorandum, are independent auditors with respect to the Company in accordance with local accounting rules, which are substantially the same as those contemplated by Rule 10A of the Code of Professional Conduct of the American Institute of Certified Public Accountants.

(x) There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale by the Issuer of the Securities.

(y) The Company and each of its subsidiaries have filed all applicable tax returns that are required to be filed by them or have requested extensions of the period applicable for the filing of such returns (except in any case in which the failure so to file would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto)) and have paid all taxes required to be paid by them and any other assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, except for any such tax, assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(z) No labor problem or dispute with the employees of the Company or any of its subsidiaries exists or is threatened or imminent, and the Issuer is not aware of any existing or imminent labor disturbance by the employees of any of its subsidiaries’ principal suppliers, contractors or customers, except as would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(aa) No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock or ownership interest, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated in the Disclosure Package or the Final Memorandum (in each case, exclusive of any amendment or supplement thereto).

(bb) The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or any of their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its subsidiaries are in compliance in all material respects with the terms of such policies and instruments; there are no material claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any of its subsidiaries has been refused any material insurance coverage sought or applied for; and neither the Company nor any of its subsidiaries has reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(cc) The Company and each of its subsidiaries possess all licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses, except to the extent that the failure to have such license, certificate, permit or authorization would not reasonably be expected to have a Material Adverse Effect and except, as described in or contemplated in the Disclosure Package or the Final Memorandum (exclusive of any amendment or supplement thereto), and neither the Company nor any of its subsidiaries have received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(dd) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with Mexican FRS and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s and each of its subsidiaries’ internal controls over financial reporting are effective, and neither the Company nor any of its subsidiaries is aware of any material weakness in its internal control over financial reporting. The Company and each of its subsidiaries maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act) and such disclosure controls and procedures are effective.

(ee) Each of the Company and its subsidiaries (i) is in compliance with any and all applicable laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (ii) has received and is in compliance with all permits, licenses or other approvals required under applicable Environmental Laws to conduct its businesses; and (iii) has not received notice of any actual or potential liability under any Environmental Law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto). Except as set forth in the Disclosure Package and the Final Memorandum, neither the Company nor any of its subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(ff) In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties); on the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(gg) The operations of the Company and each of its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(hh) None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Issuer will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC. There is and has been no failure on the part of the Company and or of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(ii) None of the Company, any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company, its subsidiaries and, to the knowledge of the Company, its Affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(jj) Any certificate signed by any officer of the Company or any of its subsidiaries and delivered to the Representatives or counsel for the Initial Purchasers in connection with the offering of the Securities shall be deemed a representation and warranty by the Issuer, as to matters covered thereby, to each Initial Purchaser.

2. Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Issuer agrees to sell to each Initial Purchaser, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Issuer, at a purchase price of 104.75% of the principal amount thereof, plus accrued interest from December 14, 2009 to the Closing Date, the principal amount of Securities set forth opposite such Initial Purchaser’s name in Schedule I hereto. The Initial Purchasers may acquire the Securities through any of their Affiliates.

3. Delivery and Payment. Delivery of and payment for the Securities shall be made at 10:00 A.M., New York City time, on January 19, 2010, or at such time on such later date not more than three Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Issuer or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Initial Purchasers against payment by the several Initial Purchasers through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company. Delivery of the Securities shall be made through the facilities of The Depository Trust Company and any other relevant clearing system unless the Representatives shall otherwise instruct.

4. Offering by Initial Purchasers. (a) Each Initial Purchaser acknowledges that the Securities have not been and will not be registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act.

(b) Each Initial Purchaser, severally and not jointly, represents and warrants to and agrees with the Issuer that:

(i) it has not offered or sold, and will not offer or sell, any Securities within the United States or to, or for the account or benefit of, U.S. persons (x) as part of their distribution at any time or (y) otherwise until 40 days after the later of the commencement of the offering and the date of the closing of the offering except:

(A)	to those it reasonably believes to be “qualified institutional buyers” (as defined in Rule 144A under the Act) or

(B)	in accordance with Rule 903 of Regulation S;

(ii) neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D);

(iii) in connection with each sale pursuant to Section 4(b)(i)(A), it has taken or will take reasonable steps to ensure that the purchaser of such Securities is aware that such sale may be made in reliance on Rule 144A;

(iv) neither it, nor any of its Affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities;

(v) it is an “accredited investor” (as defined in Rule 501(a) of Regulation D);

(vi) it has complied and will comply with the offering restrictions requirement of Regulation S;

(vii) at or prior to the confirmation of sale of Securities (other than a sale of Securities pursuant to Section 4(b)(i)(A) of this Agreement), it shall have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the distribution compliance period (within the meaning of Regulation S) a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the date of closing of the offering, except in either case in accordance with Regulation S or Rule 144A under the Act. Terms used in this paragraph have the meanings given to them by Regulation S.”;

(viii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Securities, in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer;

(ix) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and

(x) in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), it has not made and will not make an offer to the public of any Securities which are the subject of the offering contemplated by this Agreement in that Relevant Member State, except that it may make an offer to the public in that Relevant Member State of any Securities at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(A)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(B)

to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year, (ii) a total balance sheet of more than €43,000,000 and (iii) an annual turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(C)

to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior written consent of the Representatives for any such offer; or

(D)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Securities shall result in a requirement for the publication by the Issuer or any Initial Purchaser of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

5. Agreements. The Issuer and the Note Guarantors agree, jointly and severally, in each case with each Initial Purchaser that:

(a) The Company will furnish to each Initial Purchaser and to counsel for the Initial Purchasers, without charge, during the Distribution Period (as defined in Section 5(c) below), as many copies of the materials contained in the Disclosure Package and the Final Memorandum and any amendments and supplements thereto as they may reasonably request.

(b) The Company will prepare a final term sheet, containing solely a description of final terms of the Securities and the offering thereof, in the form approved by you attached as Schedule II hereto.

(c) The Company will not amend or supplement the Disclosure Package or the Final Memorandum other than by filing documents under the Exchange Act that are incorporated by reference therein, without the prior written consent of the Representatives, which consent, following the Closing Date, may not be unreasonably withheld; provided, however, that prior to the earlier of (i) the completion of the distribution of the Securities by the Initial Purchasers (as determined by the Representatives and communicated to the Company) and (ii) twelve (12) months after the date of the Final Memorandum (the “Distribution Period”), the Company will not file any document under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Memorandum unless, prior to such proposed filing, the Company has furnished the Representatives with a copy of such document for their review and the Representatives have not reasonably objected to the filing of such document. The Issuer will promptly advise the Representatives when any document filed under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Memorandum shall have been filed with the Commission.

(d) If at any time during the Distribution Period, any event occurs as a result of which the Disclosure Package or the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made or the circumstances then prevailing, not misleading, or if it should be necessary to amend or supplement the Disclosure Package or the Final Memorandum to comply with applicable law, the Company will promptly (i) notify the Representatives of any such event; (ii) subject to the requirements of Section 5(c), prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Disclosure Package or Final Memorandum to the several Initial Purchasers and counsel for the Initial Purchasers without charge in such quantities as they may reasonably request.

(e) Without the prior written consent of the Representatives, the Issuer and each of the Note Guarantors will not give to any prospective purchaser of the Securities any written information concerning the offering of the Securities other than materials contained in the Disclosure Package, the Final Memorandum or any other offering materials prepared by or with the prior written consent of the Representatives.

(f) The Issuer will arrange, if necessary, for the qualification of the Securities for sale by the Initial Purchasers under the laws of such jurisdictions as the Representatives may designate (including Japan and certain provinces of Canada) and will maintain such qualifications in effect so long as required for the sale of the Securities; provided that in no event shall the Issuer be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject. The Issuer will promptly advise the Representatives of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(g) The Issuer will not, and will not permit any of its Affiliates to, resell any Securities that have been acquired by any of them, except for Securities resold after the “40-day distribution compliance period” within the meaning of Rule 903 of Regulation S, (i) in a transaction registered under the Securities Act or (ii) in a transaction exempt from the registration requirements under the Securities Act if such transaction does not cause the holding periods under Rule 144 under the Securities Act to be extended for other holders of Securities.

(h) None of the Issuer, its Affiliates, or any person acting on its or their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Securities under the Act.

(i) None of the Issuer, its Affiliates, or any person acting on its or their behalf will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of them will comply with the offering restrictions requirement of Regulation S.

(j) None of the Issuer, its Affiliates, or any person acting on its or their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities in the United States.

(k) For so long as any of the Securities are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, the Company, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act or it is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, will provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Act. This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.

(l) The Issuer will cooperate with the Representatives and use its best efforts to permit the Securities to be eligible for clearance and settlement through The Depositary Trust Company (“DTC”), Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), as applicable, and any other relevant clearing system.

(m) Each of the Securities will bear, to the extent applicable, the legend contained in “Transfer Restrictions” in the Preliminary Memorandum and the Final Offering Memorandum for the time period and upon the other terms stated therein.

(n) Neither the Issuer nor any of the Note Guarantors will, for a period of 90 days following the Execution Time, without the prior written consent of the Representatives, which consent shall not be unreasonably withheld, offer, sell, contract to sell, pledge or otherwise dispose of or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Issuer or any of the Note Guarantors or any person in privity with the Issuer or any of the Note Guarantors, directly or indirectly, or announce the offering of, any debt securities in the international capital markets that are issued or guaranteed by the Issuer or any of the Note Guarantors (other than the Securities). For the avoidance of doubt, the foregoing will not restrict the ability of the Issuer or any of the Note Guarantors to offer, sell, contract to sell, pledge or otherwise dispose of or announce an offering in the international capital markets of debt securities convertible into shares, CPOs or ADSs of CEMEX, the offering of certificados bursátiles and the Convertible Securities (as defined in the Preliminary Memorandum and the Final Memorandum) in the local Mexican market and to enter into securitization transactions.

(o) The Company will not take, directly or indirectly, any action designed to, or that has constituted or that might reasonably be expected to, cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(p) The Company will, for a period of twelve months following the Execution Time, furnish to the Representatives (i) all reports or other communications (financial or other) generally made available to its shareholders, and deliver such reports and communications to the Representatives as soon as they are available, unless such documents are furnished to or filed with the Commission or any securities exchange on which any class of securities of the Company is listed and generally made available to the public and (ii) such additional information concerning the business and financial condition of the Company as the Representatives may from time to time reasonably request (such statements to be on a consolidated basis to the extent the accounts of the Company and its subsidiaries are consolidated in reports furnished to its shareholders).

(q) The Company will comply with all applicable securities and other laws, rules and regulations, including, without limitation, the Sarbanes-Oxley Act, and use its best efforts to cause the Company’s directors and officers, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes-Oxley Act.

(r) The Issuer and the Note Guarantors agree, jointly and severally, to pay the costs and expenses relating to the following matters: (i) the preparation of the Indenture and the issuance of the Securities and the fees of the Trustee; (ii) the preparation, printing or reproduction of the materials contained in the Disclosure Package and the Final Memorandum and each amendment or supplement to either of them; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the materials contained in the Disclosure Package and the Final Memorandum, and all amendments or supplements to either of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iv) the issuance and delivery of the Securities; (v) any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (vi) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (vii) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states, Japan, the provinces of Canada and any other jurisdictions specified pursuant to Section 5(f) (including filing fees and the reasonable fees and expenses of counsel for the Initial Purchasers relating to such registration and qualification); (viii) the transportation and other expenses incurred by or on behalf of the Company representatives in connection with presentations to prospective purchasers of the Securities; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; (x) fees and expenses incurred in connection with listing the Securities on the Luxembourg Stock Exchange; (xi) the fees and expenses incurred in connection with the rating of the Securities by Standard & Poor’s and Fitch Ratings; and (xii) all other costs and expenses incident to the performance by the Issuer of its obligations hereunder.

(s) The Issuer and the Note Guarantors agree, jointly and severally, to reimburse the Representatives, on behalf of the Initial Purchasers, for all their reasonable expenses incurred in connection with the sale of the Securities provided for herein (including, without limitation, reasonable fees, disbursements and expenses of legal advisors for the Initial Purchasers).

(t) The Issuer will apply the aggregate net proceeds from the offering of the Securities in the manner specified in the Final Memorandum under the heading “Use of Proceeds”.

6. Conditions to the Obligations of the Initial Purchasers. The obligations of the Initial Purchasers to purchase the Securities shall be subject to the accuracy of the representations and warranties of the Issuer contained herein at the Execution Time and the Closing Date, to the accuracy of the statements of the Issuer made in any certificates pursuant to the provisions hereof, to the performance by the Issuer of its obligations hereunder and to the following additional conditions:

(a) The Issuer shall have requested and caused Skadden, Arps, Slate, Meagher & Flom LLP, special U.S. counsel for the Company, to furnish to the Representatives its opinion, tax opinion and negative assurance letter, each dated as of the Closing Date and addressed to the Representatives, substantially in the form of Schedule III attached hereto.

(b) The Issuer shall have requested and caused Mr. Ramiro G. Villarreal, General Counsel for the Company, to furnish to the Representatives his opinion, subject to certain applicable exceptions, qualifications and conditions acceptable to the Representatives, dated as of the Closing Date and addressed to the Representatives, substantially in the form of Schedule IV attached hereto.

(c) The Issuer shall have requested and caused Clifford Chance SL, special Spanish counsel to the Company, to furnish to the Representatives its opinion, subject to certain applicable exceptions, qualifications and conditions acceptable to the Representatives, dated as of the Closing Date and addressed to the Representatives, substantially in the form of Schedule V attached hereto.

(d) The Issuer shall have requested and caused Warendorf, special Dutch counsel to the Company, to furnish to the Representatives its opinion, subject to certain applicable exceptions, qualifications and conditions acceptable to the Representatives, dated as of the Closing Date and addressed to the Representatives, substantially in the form of Schedule VI attached hereto.

(e) The Issuer shall have requested and caused GHR Rechtsanwälte AG, special Swiss counsel to the Company, to furnish to the Representatives its opinion, subject to certain applicable exceptions, qualifications and conditions acceptable to the Representatives, dated as of the Closing Date and addressed to the Representatives, substantially in the form of Schedule VII attached hereto.

(f) The Representatives shall have received from Cleary Gottlieb Steen & Hamilton LLP and Ritch Mueller, S.C., counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Securities, the Indenture, the Disclosure Package, the Final Memorandum (as amended or supplemented at the Closing Date) and other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(g) The Company shall have furnished to the Representatives a certificate, signed by an executive officer of the Company, dated as of the Closing Date, substantially in the form of Schedule VIII attached hereto.

(h) At the Execution Time and at the Closing Date, the Company shall have requested and caused KPMG Cárdenas Dosal, S.C. to furnish to the Representatives, letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Representatives and confirming that they are independent auditors within the meaning of the Exchange Act and the applicable published rules and regulations thereunder substantially in the form of Schedule IX attached hereto.

(i) Any and all applicable amendments, supplements or modifications to the Financing Agreement, any of the Transaction Security Documents, the Intercreditor Agreement and any other documents derived therefrom and in connection therewith, as applicable, shall have been made and shall constitute legal, valid and binding obligations to each party thereof.

(j) The Trustee shall be entitled to all rights and benefits provided in the Intercreditor Agreement as an Additional Notes Trustee (as such term is defined in the Intercreditor Agreement) and the Initial Purchasers, and/or each of the subsequent holders of the Securities, shall be entitled to all rights and benefits provided therein as Additional Notes Creditors (as such term is defined in the Intercreditor Agreement).

(k) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Disclosure Package (exclusive of any amendment or supplement thereto) and the Final Memorandum (exclusive of any amendment or supplement thereto), there shall not have been (i) any change, increase or decrease specified in the letter or letters referred to in paragraph (h) of this Section 6; or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto), the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(l) The Securities shall be eligible for clearance and settlement through DTC, Euroclear and Clearstream, as applicable, and any other relevant clearing system.

(m) Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Company’s or any of its subsidiaries’ debt securities by Standard & Poor’s and Fitch Ratings or any notice given of any intended or potential decrease in any such rating. For the avoidance of doubt, any reiteration or reissuance of the outlook of a rating agency that was in place at the Execution Time shall not be considered a notice of an intended or potential decrease in a rating.

(n) Prior to the Closing Date, the Company shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representatives and counsel for the Initial Purchasers, this Agreement and all obligations of the Initial Purchasers hereunder may be cancelled at, or at any time prior to, the Closing Date by the Representatives. Notice of such cancellation shall be given to the Issuer in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered under this Section 6 will be delivered at the office of counsel for the Initial Purchasers, at Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York, 10006, Attention: Duane McLaughlin, Esq., on the Closing Date.

7. Reimbursement of Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Initial Purchasers, the Issuer will reimburse the Initial Purchasers severally through BAML on demand for all expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

8. Indemnification and Contribution. (a) The Issuer and the Note Guarantors, jointly and severally, agree to indemnify and hold harmless each Initial Purchaser, the directors, officers, employees, Affiliates and agents of each Initial Purchaser and each person who controls any Initial Purchaser within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Final Memorandum, any Issuer Written Information or any other written information used by or on behalf of the Company in connection with the offer or sale of the Securities, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that neither the Issuer nor any of the Note Guarantors will be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Memorandum or the Final Memorandum, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Initial Purchaser through the Representatives specifically for inclusion therein. This indemnity agreement will be in addition to any liability that the Issuer or any of the Note Guarantors may otherwise have.

(b) Each Initial Purchaser severally, and not jointly, agrees to indemnify and hold harmless the Issuer, each of its directors, each of its officers, and each person who controls the Issuer within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity to each Initial Purchaser, but only with reference to written information relating to such Initial Purchaser furnished to the Issuer by or on behalf of such Initial Purchaser through the Representatives specifically for inclusion in the Preliminary Memorandum or the Final Memorandum (or in any amendment or supplement thereto). This indemnity agreement will be in addition to any liability that any Initial Purchaser may otherwise have. The Issuer acknowledges that (i) the statements set forth in the last paragraph of the cover page regarding delivery of the Securities and (ii), under the heading “Plan of Distribution”, (A) the table of Initial Purchasers, and (B) the eighth and ninth paragraphs in the Preliminary Memorandum and the Final Memorandum constitute the only information furnished in writing by or on behalf of the Initial Purchasers for inclusion in the Preliminary Memorandum or the Final Memorandum or in any amendment or supplement thereto.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the indemnifying party and/or other indemnified parties; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. If none of the conditions in clauses (i) through (iv) in the preceding sentence are satisfied as to any indemnified party, it is understood that the Issuer shall, in connection with any one such action be liable for the reasonable fees and expenses of only one separate firm of attorneys in each jurisdiction (and in addition to any local counsel) at any time (other than reasonable overlapping of engagements) for all such indemnified parties. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

(d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to, or insufficient to hold harmless, an indemnified party for any reason, the Issuer and the Initial Purchasers severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, damage, liability or action) (collectively “Losses”) to which the Issuer and one or more of the Initial Purchasers may be subject in such proportion as is appropriate to reflect the relative benefits received by the Issuer on the one hand and by the Initial Purchasers on the other from the offering of the Securities; provided, however, that in no case shall any Initial Purchaser be responsible for any amount in excess of the purchase discount or commission applicable to the Securities purchased by such Initial Purchaser hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Issuer and the Initial Purchasers severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Issuer on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. Benefits received by the Issuer shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Initial Purchasers shall be deemed to be equal to the total purchase discounts and commissions. Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Issuer on the one hand or the Initial Purchasers on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Issuer and the Initial Purchasers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Initial Purchaser within the meaning of either the Act or the Exchange Act and each director, officer, employee, Affiliate and agent of an Initial Purchaser shall have the same rights to contribution as such Initial Purchaser, and each person who controls the Issuer within the meaning of either the Act or the Exchange Act and each officer and director of the Issuer shall have the same rights to contribution as the Issuer, subject in each case to the applicable terms and conditions of this paragraph (d).

9. Default by an Initial Purchaser. If any one or more Initial Purchasers shall fail to purchase and pay for any of the Securities agreed to be purchased by such Initial Purchaser hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the remaining Initial Purchasers) the Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule I hereto, the remaining Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such non-defaulting Initial Purchasers do not purchase all the Securities, this Agreement will terminate without liability to any non-defaulting Initial Purchaser or the Issuer. In the event of a default by any Initial Purchaser as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives and the Issuer shall determine in order that the required changes in the Final Memorandum or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Issuer or any non-defaulting Initial Purchaser for damages occasioned by its default hereunder.

10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Issuer prior to delivery of and payment for the Securities, if at any time prior to such time (i) trading in securities generally on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.) or the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on either such exchange; (ii) a banking moratorium shall have been declared either by Mexican, U.S. federal or New York State authorities; or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by Mexico or the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Issuer or its officers and of the Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchasers or the Issuer or any of the indemnified persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to BAML’s Legal Department (fax no.: 212-901-7881) and confirmed to BAML at One Bryant Park, New York, New York, 10036, Attention: Legal Department; or, if sent to the Issuer, will be mailed, delivered or telefaxed to +5281-8888-4399 and confirmed to it at CEMEX, S.A.B. de C.V., Av. Ricardo Margáin, Zozaya #325, Colonia Valle del Campestre, Garza García, Nuevo León, México 66265. Attention: Legal Department.

13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 8 hereof and their respective successors, and, except as expressly set forth in Section 5(k) hereof, no other person will have any right or obligation hereunder.

14. Jurisdiction. Each of the parties hereto agrees that any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York and in the courts of its own domicile in respect of actions brought against such party as a defendant, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any suit, action or proceeding and waives the right to any other jurisdiction that it may be entitled to by reason of its present or future , and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any suit, action or proceeding and waives the right to any other jurisdiction that it may be entitled to by reason of domicile or other reason. Each of the Mexican Note Guarantors, CEMEX España and New Sunward hereby appoints CEMEX NY Corporation, 590 Madison Avenue, 41st Floor, New York, NY 10022, U.S.A., Attention: Legal Counsel; telephone: (212) 317-6000, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein that may be instituted in any of such courts. Each of the parties appointing the Authorized Agent as provided herein hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Issuer agrees to take, and have each of the Mexican Note Guarantors, CEMEX España and New Sunward take, any and all action, including the execution and filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon each of the Mexican Note Guarantors, CEMEX España and New Sunward. Notwithstanding the foregoing, any action arising out of or based upon this Agreement may be instituted by any Initial Purchaser, the directors, officers, employees, Affiliates and agents of any Initial Purchaser, or by any person who controls any Initial Purchaser, in any court of competent jurisdiction in Mexico.

15. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Initial Purchasers, or any of them, with respect to the subject matter hereof.

16. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

17. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18. No Fiduciary Duty. The Issuer hereby acknowledges that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Issuer, on the one hand, and the Initial Purchasers and any Affiliates through which they may be acting, on the other, (b) the Initial Purchasers are acting as principal and not as an agent or fiduciary of the Issuer and (c) the Issuer’s engagement of the Initial Purchasers in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Issuer agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Initial Purchasers has advised or is currently advising the Issuer on related or other matters). The Issuer agrees that it will not claim that the Initial Purchasers have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Issuer, in connection with such transaction or the process leading thereto.

19. Currency. Each reference in this Agreement to U.S. dollars (the “relevant currency”), including by use of the symbol “U.S.$”, is of the essence. To the fullest extent permitted by law, the obligation of the parties in respect of any amount due under this Agreement will, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the party entitled to receive such payment may, in accordance with its normal procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such party receives such payment. If the amount in the relevant currency that may be so purchased for any reason falls short of the amount originally due, the obligated party will pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligation of the obligated party not discharged by such payment will, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, will continue in full force and effect.

20. Waiver of Immunity. To the extent that the Issuer or any of the Note Guarantors has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Issuer and each of the Note Guarantors hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement.

21. Waiver of Tax Confidentiality. Notwithstanding anything herein to the contrary, purchasers of the Securities (and each employee, representative or other agent of a purchaser) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to the purchasers of the Securities relating to such U.S. tax treatment and U.S tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

22. Taxes. Each payment of fees or other amounts due to the Initial Purchasers under this Agreement shall, except as required by applicable law, be made without withholding or deduction for or on account of any taxes imposed by any jurisdiction. If any taxes are required to be withheld or deducted from any such payment, the Issuer and the Note Guarantors shall, jointly and severally, pay such additional amounts as may be necessary to ensure that the net amount actually received by the Initial Purchasers after such withholding or deduction is equal to the amount that the Initial Purchasers would have received had no such withholding or deduction been required.

23. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

24. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

25. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Affiliate” shall have the meaning specified in Rule 501(b) of Regulation D.

“BAML” shall mean Banc of America Securities LLC.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York, Mexico City, Madrid or Amsterdam.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean the security created or expressed to be created in favor of the Security Agent pursuant to the Transaction Security Documents that consists of (i) shares of the following entities: CEMEX México, S.A. de C.V.; Centro Distribuidor de Cemento, S.A. de C.V.; Mexcement Holdings S.A. de C.V.; Corporación Gouda, S.A. de C.V.; New Sunward; CEMEX Trademarks Holding Ltd and CEMEX España; and (ii) all proceeds thereof.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Preliminary Memorandum, as amended or supplemented at the Execution Time, (ii) the final term sheet prepared pursuant to Section 5(b) hereto and in the form attached as Schedule II hereto, and (iii) any Issuer Written Information.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Financing Agreement” shall mean the Financing Agreement dated August 14, 2009, as amended, between the Company, the Financial Institutions and Noteholders named therein, as participating creditors, Citibank International PLC, as administrative agent and Wilmington Trust (London) Limited, as security agent.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated August 14, 2009, as amended, between Citibank International PLC, as administrative agent, the participating creditors named therein, the Company and certain of its subsidiaries named therein, as original borrowers, original guarantors and original security providers, Wilmington Trust (London) Limited, as security agent, and others.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Issuer Written Information” shall mean any writings in addition to the Preliminary Memorandum, the final term sheet prepared pursuant to Section 5(b) hereto in the form attached as Schedule II hereto that the parties expressly agree in writing to treat as part of the Disclosure Package and which are identified on Schedule X hereto.

“Mexican FRS” shall mean the Mexican financial reporting standards (Normas de Información Financiera aplicables en Mexico) as in effect from time to time issued by the Mexican Financial Reporting Standards Board (Consejo Mexicano para la Investigación y Desarrollo de Normas de Información Financiera).

“Regulation D” shall mean Regulation D under the Act.

“Regulation S” shall mean Regulation S under the Act.

“Security Agent” shall mean Wilmington Trust (London) Limited, as security agent under the Financing Agreement.

“Transaction Security Documents” means any document, as amended from time to time, entered by any of the Company or its subsidiaries creating or expressed to create any security over all or any part of its assets in respect of their obligations under the Financing Agreement or any other document derived therefrom, or in connection therewith.

“Trust Indenture Act” shall mean the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

[Signature pages follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Issuer and the several Initial Purchasers.

Very truly yours,

CEMEX Finance LLC

By:	/s/ Héctor Medina
Name: Title:

EACH OF THE NOTE GUARANTORS LISTED BELOW

CEMEX, S.A.B. de C.V.

By:	/s/ Lorenzo H. Zambrano
Name: Lorenzo H. Zambrano Title: Attorney-in-Fact

CEMEX México, S.A. de C.V.

By:	/s/ Rodrigo Treviño
Name: Rodrigo Treviño Title: Attorney-in-Fact

Empresas Tolteca de México, S.A. de C.V.

By:	/s/ Rodrigo Treviño
Name: Rodrigo Treviño Title: Attorney-in-Fact

CEMEX Concretos, S.A. de C.V.

By:	/s/ Rodrigo Treviño
Name: Rodrigo Treviño Title: Attorney-in-Fact

Signature page to the Purchase Agreement

New Sunward Holding B.V.

By:	/s/ Humberto Lozano
Name: Humberto Lozano Title: Attorney-in-Fact

CEMEX España, S.A.

By:	/s/ Humberto Lozano
Name: Humberto Lozano Title: Attorney-in-Fact

CEMEX Corp.

By:	/s/ Humberto Lozano
Name: Humberto Lozano Title: Attorney-in-Fact

Signature page to the Purchase Agreement

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

Banc of America Securities LLC

By:	/s/ Alastair M. Berthwick
Name: Alastair M. Berthwick Title: Managing Director

Signature page to the Purchase Agreement

Barclays Capital Inc.

By:	/s/ Carlos Mauleon
Name: Carlos Mauleon Title: Managing Director

Citigroup Global Markets Inc.

By:	/s/ Adrian Guzzoni
Name: Adrian Guzzoni Title: Director

J.P. Morgan Securities Inc.

By:	/s/ Roberto D’Auola
Name: Roberto D’Auola Title: Executive Director

For themselves and the other several Initial Purchasers named in Schedule I to the foregoing Agreement.

SCHEDULE I

Initial Purchasers	Principal Amount of Securities to be Purchased
Banc of America Securities LLC	U.S.$	125,000,000
Barclays Capital Inc.	U.S.$	125,000,000
Citigroup Global Markets Inc.	U.S.$	125,000,000
J.P. Morgan Securities Inc.	U.S.$	125,000,000
Total	U.S.$	500,000,000

SCHEDULE II

Pricing Term Sheet

Pricing Term Sheet

January 13, 2010

CEMEX Finance LLC

9.50% Senior Secured Notes Due 2016 (the “Notes”)

Issuer	CEMEX Finance LLC

Security Description	Senior Secured Notes

Note Guarantors

CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., CEMEX España, S.A., CEMEX Corp., CEMEX Concretos, S.A. de C.V., Empresas Tolteca de México, S.A. de C.V. and New Sunward Holding B.V. (together, the “Note Guarantors”).

Security

First-priority security interest over (i) the shares of CEMEX México, S.A. de C.V., Centro Distribuidor de Cemento, S.A. de C.V., Mexcement Holdings, S.A. de C.V., Corporación Gouda, S.A. de C.V., CEMEX Trademarks Holding Ltd., New Sunward Holding B.V. and CEMEX España, S.A., or the Collateral, and (ii) all proceeds of such Collateral. Holders will not be entitled to direct the foreclosure on, or foreclose on, the Collateral. The Notes will cease to be secured in accordance with the provisions of the Intercreditor Agreement.

Further Issue:

These notes will be issued as additional notes and will constitute part of the same series as, vote together as a single class with, and be fungible with the US$1,250,000,000 9.50% Senior Secured Notes due 2016 originally issued on December 14, 2009

Format	144A Global Notes / Regulation S Global Notes

Global Coordinator	Banc of America Securities LLC

Joint Bookrunners	Banc of America Securities LLC Barclays Capital Inc. Citigroup Capital Markets Inc. J.P. Morgan Securities Inc.

Identifiers (144 A Notes)	CUSIP 12516U AA3
ISIN US12516UAA34

Identifiers (Reg S Notes)	CUSIP U12763 AB1 (temporary)
ISIN USU12763AB10 (temporary)
CUSIP U12763 AA3
ISIN USU12763AA37

Issue amount	U.S.$500,000,000

Settlement date	January 19, 2010

Final maturity	December 14, 2016

Interest payment	June 14 and December 14, beginning on June 14, 2010

Day count convention	360-day year consisting of twelve 30-day months

Coupon	9.500%

Issue price	105.250% of principal amount, plus accrued interest from December 14, 2009 (106.173611% including accrued interest)

Issue yield to Maturity	8.477%

Optional Redemption	• Make-whole call prior to December 14, 2013, at greater of (1) 100% of principal amount of the Notes, and (2) a Make-Whole Amount.

• On or after December 14, 2013, at the prices indicated below for a redemption during the twelve-month period beginning on December 14 of each of the years indicated below:

2013	104.750%
2014	102.375%
2015 and thereafter	100.000%

• Prior to December 14, 2012, redemption of up to 35% of original principal amount at 109.500% of principal amount of the Notes with proceeds from equity offerings.

• In the event of certain changes in the withholding tax treatment relating to payments on the Notes, at 100% of their principal amount.

The Issuer shall not have the right to exercise any optional redemption at any time when the Issuer is prohibited from exercising such an option under the Financing Agreement.

Use of Proceeds

The estimated net proceeds from the offering of the Notes will be approximately U.S.$527.6 million. The Issuer intends to use U.S.$411 million of the net proceeds from the offerings to repay indebtedness outstanding under the Financing Agreement and the remaining net proceeds for general corporate purposes, which may include additional repayments of indebtedness, including indebtedness under the Financing Agreement. CEMEX’s total secured indebtedness will increase by approximately U.S.$116.6 million as a result of cash proceeds from the offering being retained for general corporate purposes and to the extent not applied to repay secured indebtedness.

Denominations	U.S.$100,000 and integral multiples of U.S.$1,000

Governing law	New York

Listing	Luxembourg Stock Exchange – EURO MTF

Clearing	The Depositary Trust Company, Euroclear and Clearstream

Clear Market Provision

CEMEX, S.A.B de C.V. has agreed that, for a period of 90 days following the date hereof, it will not, without the prior written consent of the initial purchasers, which consent shall not be unreasonably withheld, offer, sell, contract to sell, pledge or otherwise dispose of or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by it or any person in privity with it, directly or indirectly, or announce the offering of, any debt securities in the international capital markets that are issued or guaranteed by CEMEX, S.A.B de C.V. However, CEMEX, S.A.B de C.V. may at any time offer, sell, contract to sell, pledge or otherwise dispose of or announce an offering in the international capital markets of debt securities convertible into shares, CPOs or ADSs of CEMEX, S.A.B de C.V., the offering of CBs in the local Mexican market and to enter into securitization transactions.

* * *

This communication is intended for the sole use of the person to whom it is provided by the sender.

These securities have not been registered under the Securities Act of 1933, as amended, and may only be sold to qualified institutional buyers pursuant to Rule 144A or pursuant to another applicable exemption from registration.

The information in this term sheet supplements the Company’s preliminary supplement dated January 13, 2010 (the “Preliminary Supplement”) to offering memorandum dated December 9, 2009 (the “Preliminary Memorandum”). This term sheet is qualified in its entirety by reference to the Preliminary Supplement and the Preliminary Memorandum. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Supplement and the Preliminary Memorandum.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE III

Forms of Opinions of Skadden, Arps, Slate, Meagher & Flom LLP,

special U.S. counsel to the Company

SCHEDULE IV

Form of Opinion of Ramiro G. Villarreal, General Counsel of the Company

[INTRODUCTORY PARAGRAPH AND RELIANCE SECTIONS]

In rendering this opinion, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making my examination of executed documents, I have assumed that the parties thereto (other than the Company and the Mexican Subsidiaries) had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties (other than the Company and the Mexican Subsidiaries) of such documents and the validity and binding effect thereof on such parties. I have also assumed that each of the parties (other than the Company and the Mexican Subsidiaries) to the Transaction Documents (as defined herein) has been duly organized and is validly existing in good standing, if applicable, and has requisite legal status and legal capacity, under the laws of its jurisdiction of organization and that each of such parties has complied and will comply with all aspects of the laws of all relevant jurisdictions (including the laws of its jurisdiction of organization) in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents, other than the laws of Mexico insofar as I express my opinions herein.

In rendering this opinion I have reviewed originals or copies of the following documents (referred to herein collectively as the “Transaction Documents”):

(a) an executed copy of the Purchase Agreement;

(b) the Preliminary Memorandum, the documents incorporated by reference therein and the final term sheet, dated January 13, 2010 (the “Final Term Sheet”);

(c) the Final Memorandum and the documents incorporated by reference therein;

(d) an executed copy of the Indenture;

(e) the Securities in global form as executed by the Issuer and each of the Mexican Note Guarantors and authenticated by the Trustee;

(f) an executed copy of the Financing Agreement dated August 14, 2009 (the “Financing Agreement”) between CEMEX, S.A.B. de C.V., the financial institutions and noteholders named therein, as participating creditors, Citibank International PLC, as administrative agent, and Wilmington Trust (London) Limited, as security agent (the “Security Agent”);

(g) an executed copy of each of the Transaction Security Documents (as such term is defined in the Financing Agreement) (the “Transaction Security Documents”); including without limitation, an executed copy of the security trust agreement (contrato de fideicomiso de garantía) entered into among (i) the Mexican Note Guarantors, Impra Café, S.A. de C.V., Interamerican Investments, Inc. and Centro Distribuidor de Cemento, S.A. de C.V., as settlors; (ii) CEMEX México, S.A. de C.V., Centro Distribuidor de Cemento, S.A. de C.V., Mexcement Holdings, S.A. de C.V. and Corporación Gouda, S.A. de C.V., as issuers; (iii) Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex, División Fiduciaria, as trustee; and (iv) the Security Agent (the “Mexican Security Trust”); and

(h) the documents executed and delivered by each of the Mexican Note Guarantors at the closing pursuant to the Purchase Agreement.

Based upon the foregoing, and subject to the further qualifications set forth below, I am of the opinion that:

1. Each of the Mexican Note Guarantors has been duly incorporated and is validly existing as a corporation under the laws of Mexico, with full corporate power and authority to own or lease, as the case may be, and to operate their properties and conduct their businesses as described in the Disclosure Package and the Final Memorandum.

2. All the outstanding shares of capital stock of each Mexican Note Guarantor has been duly authorized and validly issued and are fully paid and nonassessable, and, except as otherwise set forth in the Disclosure Package and the Final Memorandum, all outstanding shares of capital stock of the Subsidiaries are owned by the Company either directly or through wholly owned subsidiaries free and clear of any perfected security interest and, to the knowledge of such counsel, after due inquiry, any other security interest, claim, lien or encumbrance.

3. Each of the Transaction Documents to which each of the Mexican Note Guarantors is a party, has been duly authorized, executed and delivered by the applicable Mexican Note Guarantors and constitutes a legal, valid and binding agreement, enforceable against each of the applicable Mexican Note Guarantors in accordance with its terms.

4. The Mexican Security Trust creates in favor of the Security Agent, for the benefit of holders of the Securities, valid security interests in the Collateral for the payment of the Securities.

5. Neither the execution and delivery of the Transaction Documents, nor the consummation of any other of the transactions therein contemplated, nor the fulfillment of the terms thereof will conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or asset of any of the Mexican Note Guarantors pursuant to, (i) the charter or by laws (estatutos sociales) of any of the Mexican Note Guarantors; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which each of the Mexican Note Guarantors is a party or bound or to which their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Mexican Note Guarantors of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Mexican Note Guarantors or any of their respective properties.

6. No consent, approval, authorization, filing with, order of, notice to, or qualification with any Mexican governmental or regulatory authority or court is required for the execution, delivery and performance by each of the Mexican Note Guarantors of the Purchase Agreement, the Indenture, the issuance and sale of the Securities, and the consummation of the transactions contemplated therein.

7. The choice of New York state law as the governing law of the Purchase Agreement, the Indenture, and the issuance and sale of the Securities, is legal, valid and binding to each of the Mexican Note Guarantors under the laws of Mexico and there is no reason why the courts of Mexico would not give effect to the choice of New York law as the proper law of the Purchase Agreement, the Indenture, and the Securities; each of the Mexican Note Guarantors has the legal capacity to sue and be sued in its own name under the laws of Mexico; each of the Mexican Note Guarantors has the power to submit, and has irrevocably submitted, to the jurisdiction of the New York courts and each of the Mexican Note Guarantors has validly and irrevocably appointed CEMEX NY Corporation as its authorized agent under the laws of Mexico for service of process under the Purchase Agreement, the Indenture and the Securities; the irrevocable submission of each of the Mexican Note Guarantors to the jurisdiction of the New York courts and the waivers by each of the Mexican Note Guarantors of any immunity and any objection to the venue of the proceeding in a New York court in the Purchase Agreement, in the Indenture, and in the Securities, are legal, valid and binding under the laws of Mexico and there is no reason why the courts of Mexico would not give effect to such submission and waivers; and the courts in Mexico will recognize as valid and final, and will enforce, any final and conclusive judgment against each of the Mexican Note Guarantors obtained in a New York court arising out of or in relation to the obligations of each Mexican Note Guarantor under the Purchase Agreement, the Indenture, or the Securities, without re-examination of the issues pursuant to Articles 569 and 571 of the Mexican Federal Code of Civil Procedure and Article 1347A of the Mexican Commerce Code, which provide, inter alia, that any judgment rendered outside of Mexico may be enforced by Mexican Courts, provided that:

(i)	such judgment is obtained in compliance with (a) all legal requirements of the jurisdiction of the court rendering such judgment, and (b) all legal requirements of the Purchase Agreement;

(ii)	such judgment is not rendered in a real action (acción real);

(iii)

such judgment is final, non-appealable and authenticated by the appropriate governmental authorities, and is strictly for the payment of a certain sum of money, provided that, under Mexican Monetary Law, payments that should be made in Mexico in foreign currency, whether by agreement or upon a judgment of a Mexican Court, may be discharged in Mexican currency at a rate of exchange for such currency prevailing at the time of payment;

(iv)

the court rendering such judgment is competent to render such judgment in accordance with applicable rules under international law and such rules are compatible with the rules adopted under the Mexican Code of Commerce;

(v)	service of process was made personally on the Company and each Mexican Note Guarantor, as applicable, or on an appropriate Process Agent of the Company and each Mexican Note Guarantor, as applicable;

(vi)	such judgment does not contravene Mexican public policy or laws (and we have no reason to believe that a judgment based upon the Transaction Documents would contravene Mexican public policy);

(vii)

the applicable procedure under the laws of Mexico with respect to the enforcement for foreign judgments (including the issuance of a letter rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof) is complied with;

(viii)	the courts of such jurisdiction recognize the principles of reciprocity in connection with the enforcement of Mexican judgments in such jurisdiction; and

(ix)	the cause of action in connection with which such judgment is rendered is not the same cause of action between the same parties that is pending before a Mexican court.

8. Except as described in the Disclosure Package and the Final Memorandum, with respect to non-residents of Mexico, no stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Initial Purchasers to Mexico or to any political subdivision or taxing authority thereof or therein in connection with the sale and delivery by the Issuer of the Securities as contemplated in the Purchase Agreement to the Initial Purchasers or the sale and delivery by the Initial Purchasers of the Securities as contemplated in the Purchase Agreement.

9. Other than as described in the Disclosure Package and the Final Memorandum, under the current laws and regulations of Mexico, all payments of principal, premium (if any) and interest on the Securities may be paid, if applicable, by each Mexican Note Guarantor to the registered holder thereof in U.S. dollars (that may be obtained through conversion of Mexican Pesos) that may be freely transferred out of Mexico, and all such payments and other distributions made to holders of the Securities who are non-residents of Mexico, will not be subject to Mexican income, withholding or other taxes under the laws and regulations of Mexico and are otherwise free and clear of any other tax, duty withholding or deduction in Mexico and without the necessity of obtaining any governmental authorization in Mexico.

10. It is not necessary in order to enable the Initial Purchasers, the Trustee or the holders of the Securities to exercise or enforce its rights under the Purchase Agreement, the Indenture or the Securities in Mexico or by reason of the entry into and/or the performance of the Purchase Agreement and the Indenture, that the Initial Purchasers should be licensed or qualified to do business in Mexico. The Initial Purchasers and the non-Mexican holders of the Securities will not be deemed resident, domiciled, carrying on business or subject to taxation in Mexico solely by reason of the execution, delivery, performance or enforcement of the Purchase Agreement.

11. Except as disclosed in the Disclosure Package and the Final Memorandum, there is no pending or, to the best of our knowledge, threatened action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property that is not adequately disclosed in the Disclosure Package and the Final Memorandum, except in each case (A) for such proceedings that, if the subject of an unfavorable decision, ruling or finding would not singly or in the aggregate, have a Material Adverse Effect; and (B) (i) the statements in the Preliminary Memorandum and the Final Memorandum under the headings “Important Federal Tax Considerations” and “Description of Notes”; and (ii) the statements in the Preliminary Memorandum and the Final Memorandum under the heading “Recent Developments - Recent Developments Relating to Our Regulatory Matters and Legal Proceedings”, taken together with the statements in the Company’s annual report on Form 20-F for the year ended December 31, 2008 under the heading “Regulatory Matters and Legal Proceedings”, as updated by the statements in the Company’s report on Form 6-K, filed with the Commission on September 21, 2009 under the heading “Recent developments relating to our regulatory matters and legal proceedings”; fairly summarize the matters therein described.

12. There is no reason to believe that the Disclosure Package, as amended or supplemented at the Execution Time, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (in each case, other than the financial statements and other financial information contained therein, as to which such counsel need express no opinion).

13. There is no reason to believe that the Final Memorandum, as of its date or on the Closing Date, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (in each case, other than the financial statements and other financial information contained therein, as to which such counsel need express no opinion).

I express no opinion as to any laws other than the laws of Mexico. In rendering my opinion, I have relied, (i) as to matters governed by United States Federal and New York law, upon the opinion of Skadden, Arps, Slate, Meagher & Flom LLP delivered pursuant to the Purchase Agreement and (ii) as to matters of fact, on certificates of responsible officers of each of the Mexican Note Guarantors and public officials that are furnished to the Initial Purchasers.

This opinion is subject to the following qualifications:

a. Enforcement of the Transaction Documents may be limited by concurso mercantil, bankruptcy, insolvency, liquidation, reorganization, moratorium and other similar laws or general principles of equity affecting the rights of creditors generally;

b. Labor claims, claims of tax authorities for unpaid taxes, social security quotas, worker’s housing fund quotas, retirement fund quotas, as well as claims from secured or privileged creditors, will have priority over claims of the parties to the Purchase Agreement, the Indenture and the Securities;

c. In the event that proceedings are brought in Mexico seeking performance of the obligations of the Mexican Note Guarantors in Mexico, pursuant to the Mexican Monetary Law, such entity may discharge its obligations by paying any sums due in a currency other than Mexican currency, in Mexican currency at the rate of exchange prevailing in Mexico on the date when payment is made;

d. In the event that any legal proceedings are brought in the courts of Mexico, a Spanish translation of the documents required in such proceedings prepared by a court-approved translator would have to be approved by the court after the defendant has been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents;

e. In the event of foreclosure of the Mexican Security Trust, the purchaser or purchasers of any transferred shares of a Mexican entity may require the approval of each of the Mexican Competition Commission (Comisión Federal de Competencia) and the Mexican Foreign Investment Commission (Comisión Nacional de Inversiones Extranjeras);

f. Claims may become barred under the statutes of limitation, which are not waivable under Mexican law, or may become subject to defenses or set-off or counterclaim;

g. A Mexican court may stay proceedings held in such court if concurrent proceedings are being held elsewhere;

h. Under the laws of Mexico, the obligations of a guarantor are not independent from, and may not exceed, the obligations of the main obligor;

i. With respect to the provisions contained in each of the Transaction Documents in connection with service of process, it should be noted that service of process by mail does not constitute personal service of process under Mexican law and, since such service is considered to be a basic procedural requirement, if for purposes of proceedings outside Mexico service of process is made by mail, a final judgment based on such process would not be enforced by the courts of Mexico; and

j. An obligation to pay interest on interest may not be enforceable in Mexico.

This opinion is furnished only to you as representative of the Initial Purchasers and is solely for the Initial Purchasers’ benefit in connection with the closing occurring today and the offering of the Securities, in each case pursuant to the Purchase Agreement. Without my prior written consent, this opinion may not be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by, or assigned to, any other person for any purpose, including any other person that acquires any Securities or that seeks to assert your rights in respect of this opinion (other than an Initial Purchaser’s successor in interest by means of merger, consolidation, transfer of a business or other similar transaction), except that Skadden, Arps, Slate, Meagher & Flom LLP may rely upon this opinion as to matters of the laws of the Mexico in rendering their opinion pursuant to Section 6(a) of the Purchase Agreement.

SCHEDULE V

Form of Opinion of Clifford Chance SL

SCHEDULE VI

Form of Opinion of Warendorf

SCHEDULE VII

Form of Opinion of GHR Rechtsanwälte AG

SCHEDULE VIII

Matters to be addressed in the Officer’s Certificate of the Issuer:

1. He/She has carefully examined the Disclosure Package and the Final Memorandum and any supplements or amendments thereto, and the Purchase Agreement;

2. To the best of his/her knowledge, the representations and warranties of the Issuer in the Purchase Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, and the Issuer has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

3. To the best of his/her knowledge, since the date of the most recent financial statements included or incorporated by reference in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto), there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

SCHEDULE IX

Form of Comfort Letter by KPMG Cárdenas Dosal, S.C.

SCHEDULE X

1.	Issuer Written Information (included in the Disclosure Package)

(a) Final term sheet, dated January 13, 2010.

2.	Other Information Included in the Disclosure Package

(a) The following information is also included in the General Disclosure Package:

None.